Exhibit 99.1
Javelin Pharmaceuticals, Inc. Reports Third Quarter 2008 Results and Corporate Highlights
CAMBRIDGE, Mass., Nov 10, 2008 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV — News), a leading developer of novel products for pain management, today reported its unaudited financial results for the third quarter ended September 30, 2008. The Company’s highlights in the third quarter included the following:
•	Completed patient enrollment — Pivotal Phase 3 Dyloject orthopedic trial (expect to report top-line data by year end)

•	Ahead of schedule — Phase 3 Ereska trial (85 percent patient enrollment achieved)

•	Initiated ahead of schedule — Dyloject open-label observational safety study

•	Robust US and EU partnership discussions for Dyloject and Ereska continue

•	Continued increases in hospital formulary approvals and sales in the UK for Dyloject

•	Filed MAA variation to include Baxter as European manufacturer — MHRA review in process
Martin J. Driscoll, Chief Executive Officer of Javelin, stated, “We made good progress during the quarter clinically and commercially. The clinical development programs for Dyloject and Ereska in the US continue to progress toward NDA filings in 2009. We generated continued strong hospital formulary acceptance for Dyloject in the UK. Also, we continued to efficiently manage our resources, while advancing our priorities — the U.S. Phase III programs for Dyloject and Ereska.”
Financial Performance
The Company ended the third quarter of 2008 with $36.5 million in cash, cash equivalents and long term marketable securities.
Dyloject revenue for the three and nine months ended September 30, 2008 was $366,050 and $611,352, respectively. Javelin did not record any revenue 2007.
Net loss increased to approximately $10.9 million, or $0.18 per share, for the three months ended September 30, 2008, compared to $8.2 million, or $0.17 per share, for the same period a year ago. For the nine months ended September 30, 2008, net loss was approximately $29.7 million, or $0.54 per share, compared to $21.4 million, or $0.48 per share, for the same period in 2007.

Javelin incurred approximately $11.4 million in total operating expenses in the third quarter of 2008. In the comparable period in 2007, Javelin incurred $8.9 million in total operating expenses. For the nine months ended September 30, 2008 and 2007, Javelin incurred $31.1 million and $22.7 million, respectively, in total operating expenses.
For the three and nine months ended September 30, 2008, our cost of product revenues were $272,358 and $451,763 respectively.
Research and development expenses for the three months ended September 30, 2008 were $6.9 million, as compared to $5.4 million for the same period in 2007. Total research and development expenses increased from approximately $13.4 million for the nine months ended September 30, 2007 to $17.0 million for the nine months ended September 30, 2008, primarily due to increased clinical trial expenses for both Dyloject and Ereska.
Selling, general and administrative expenses for the three months ended September 30, 2008 were $4.2 million compared to $3.5 million for the third quarter of 2007, and $13.4 million for the nine months ended September 30, 2008 compared to $9.3 million for the nine months ended September 30, 2007.
Selected Financials
JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
Assets
Current Assets:

Cash and cash equivalents	$34,664,716	$15,931,243

Short term marketable securities	—	21,319,150

Accounts receivable, product sales	368,052	—

Inventory	2,039,462	116,143
Prepaid expenses and other current assets	522,745	1,289,809

Total current assets	37,594,975	38,656,345
Long term marketable securities	1,800,000	—
Fixed assets, at cost, net of accumulated depreciation	1,273,816	545,195
Intangible assets, net of accumulated amortization	3,627,301	3,795,577
Other assets	156,820	154,498

Total assets	$44,452,912	$43,151,615

	(Unaudited)
	September 30,	December 31,
	2008	2007
Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses	$10,165,706	$8,156,788
Deferred lease liability	540,677	484,141

Total current liabilities	10,706,383	8,640,929

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; as of September 30, 2008 and December 31, 2007, none of which are outstanding	—	—

Common stock, $0.001 par value; 200,000,000 shares authorized as of September 30, 2008 and December 31, 2007; 60,620,473 and 40,409,421 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	60,620	48,990
Additional paid-in capital	173,842,803	144,922,785

Other comprehensive income	16,022	8,594
Deficit accumulated during the development stage	(140,172,916)	(110,469,683)

Total stockholders’ equity	33,746,529	34,510,686

Total liabilities and stockholders’ equity	$44,452,912	$43,151,615

JAVELIN PHARMACEUTICALS, INC
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:

Product revenue	$366,050	$—	$611,352	$—

Total Revenues	366,050	—	611,352	—
Costs and Expenses

Cost of product revenue	272,358	—	451,763	—

Research and development	6,887,952	5,383,688	17,043,301	13,354,130

Selling, general and administrative	4,163,646	3,486,724	13,400,159	9,283,866

Depreciation and amortization	85,958	25,537	206,561	69,119

Total costs and expenses	11,409,914	8,895,949	31,101,784	22,707,115

Operating loss	(11,043,864)	(8,895,949)	(30,490,432)	(22,707,115)
Other income (expense):

Interest expense	—	—	—	(699)

Interest income	229,958	675,050	807,760	1,349,958

Other income (expense)	(33,275)	—	2,814	—

Total other income	196,683	675,050	810,574	1,349,259

Net loss before income tax provision	(10,847,181)	(8,220,899)	(29,679,858)	(21,357,856)

Income tax provision	23,375	—	23,375	—

Net loss attributable to common stockholders	$(10,870,556)	$(8,220,899)	$(29,703,233)	$(21,357,856)

Net loss per share attributable to common stockholders:

Basic and diluted	$(0.18)	$(0.17)	$(0.54)	$(0.48)

Weighted average shares	60,393,432	48,423,815	54,767,751	44,384,795

About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in US Phase 3 clinical development. One of these US Phase 3 drug candidates, Dyloject™, has received Marketing Authorization Application (MAA) approval and favorable pricing in the UK, where it is now being sold. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharmaceuticals.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com